Exhibit 4.1

Prepayment and AMENDMENT AGREEMENT

This Prepayment and Amendment Agreement (this “Agreement”) is made and entered into as of November 20, 2020 by and among boqi international medical inc., a company organized under the laws of the state of Delaware (“Parent”), BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., a company organized under the laws of the People’s Republic of China {“PRC”) (“Buyer”), CHONGQING GUANZAN TECHNOLOGY CO., LTD., a company organized under the laws of the PRC (“Guanzan”) and Ms. Li Zhou, an individual residing in the PRC (“Seller”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Buyer, Parent, Seller and Guanzan are parties to that certain Stock Purchase Agreement dated as of February 1, 2020 (the “Original Agreement”), where Buyer purchased all the issued and outstanding shares of capital stock of Guanzan from Seller;

WHEREAS, under the Original Agreement, in addition to the issuance of 950,000 shares of Parent’s common stock to Seller at closing as partial consideration of 100% of Guanzan’s equity interests, Buyer agreed to pay Seller RMB 80,000,000 (the “Cash Consideration”), subject to adjustment based on Guanzan’s Revenue (as defined in the Original Agreement) in 2020 and 2021;

WHEREAS, Buyer and Seller have agreed that Buyer will make a prepayment to Seller based on Guanzan’s pro rata Revenue for the period from the Closing Date to September 30, 2020, as part of the Cash Consideration;

WHEREAS, the Parties also desire to amend certain terms and conditions of the Original Agreement with respect to the adjustment to the Cash Consideration;

WHEREAS, pursuant to Section 13.7 of the Original Agreement, amendments to the Original Agreement shall be in writing and shall require the written consent of all parties involved; and

WHEREAS, the undersigned constitute all parties to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement.

2. Prepayment.

(1) Buyer hereby agrees to make a payment in the amount of RMB 20,000,000 (the “Prepayment”) to Seller, in the form and method as set forth in Sections 2 (2) and (3) hereof, as part of the Purchase Price for the Shares. The entire amount of the Prepayment shall be deducted from the Second Payment payable to Seller pursuant to the Original Agreement.

(2) The Parties agree that the Buyer’s option (the “Buyer’s Option”) as set forth in Section 2.6(d) of the Original Agreement shall apply to the Prepayment. Buyer hereby elects to exercise the Buyer’s Option. Buyer and Shall agree that, notwithstanding anything to the contrary set forth in the Original Agreement, the price of the Common Stock to be used to calculate the total number of Parent Shares to be issued to Seller as the Prepayment under Section 2.6(d) of the Original Agreement shall be $3.00.

(3) The Parent Shares to be issued to Seller pursuant to Section 2(2) hereof shall be delivered to Seller on the later to occur of (X) thirty (30) days from the date hereof, or (Y) the date when all the regulatory and shareholders’ approval and consent, if necessary, have been obtained by Parent for the issuance.

3. Amendment. The Parties hereby agree to amend the Original Agreement (as amended by this Agreement, the “Amended Agreement”) as follows:

(1) Addition of Definition. Two new definitions are hereby added to Section 1 of the Original Agreement to read as follows:

“ “2020 Pro Rata Percentage” means 78.6%, which is the result of (X) the total number of days from the Closing Date to December 31, 2020, divided by (Y) 365.

“Prepayment” means the payment made to Seller pursuant to the Prepayment and Amendment Agreement dated as of November 29, 2020 by and among Buyer, Parent, Seller and Guanzan.”

(2) Amendment to Section 2.3(b). Section 2.3 (b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“2.3 (b) On the Second Payment Date (as defined below), Buyer shall make a cash payment (the “Second Payment”), the amount of which shall be the result of RMB 40,000,000 minus the Prepayment minus the amount (the “2020 Adjustment Amount” which may be a positive or negative number) described in Section 2.6 (a)(v), to Seller.”

(3) Amendment to Section 2.6(a)(v). Section 2.6(a)(v) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(v)	Adjustment to the Second Payment

(A) If the value of Revenue as shown in the Final 2020 Revenue Statement equals or exceeds the result of RMB 100,000,000 multiplied by the 2020 Pro Rata Percentage (such result, the “2020 Target”), the 2020 Adjustment Amount shall be negative RMB 40,000,000. The Second Payment calculated by using the 2020 Adjustment Amount pursuant to this Section 2.6(a)(v)(A) shall be referred to herein as the “Performance Award.

(B) If the value of Revenue as shown in the Final 2020 Revenue Statement equals or exceeds the result of RMB 80,000,000 multiplied by the 2020 Pro Rata Percentage but is less than the 2020 Target, the 2020 Adjustment Amount shall be 0.

(C) If the value of Revenue as shown in the Final 2020 Revenue Statement is less than the result of RMB 80,000,000 multiplied by the 2020 Pro Rata Percentage, the 2020 Adjustment Amount shall be the result of RMB 40,000,000 × ((RMB80,000,000-Revenue) /RMB80,000,000).”

(4) Amendment to Section 2.6(b)(v)(B). Section 2.6(b)(v)(B) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(B)	If the value of Revenue as shown in the Final 2021 Revenue Statement is less than RMB 80,000,000, the 2021 Adjustment Amount shall be the result of RMB 40,000,000 × ((RMB80,000,000-Revenue) /RMB80,000,000)).”

(5) Reference to and Effect on the Original Agreement. On or after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby. No reference to this Agreement need be made in any instrument or document at any time referring to the Original Agreement, a reference to the Original Agreement in any of such to be deemed a reference to the Amended Agreement.

(6) No Other Amendments. Except as set forth herein, the Original Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles. Any unresolved controversy or claim arising out of this Agreement will be governed in accordance with the provisions of the Original Agreement.

7. Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD.

By:	/s/ Fuqing Zhang
Name:	Fuqing Zhang
Title:	General Manager

PARENT:

BOQI INTERNATIONAL MEDICAL INC.

By:	/a/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

SELLER:

LI ZHOU

By:	/s/ Li Zhou
Name:	Li Zhou
Address: 12th floor, Block A, Shenjisuofeite business Building, No.137, Keyuan 2nd Road, Jiulongpo District, Chongqing City, PRC

GUANZAN:

CHONGQING GUANZAN TECHNOLOGY CO., LTD.

By:	/s/ Li Zhou
Name:	Li Zhou
Title:	General Manager